Exhibit 99.1

Jazz Pharmaceuticals Announces Second Quarter 2024 Financial Results
and Updates 2024 Financial Guidance

– 15% year-over-year revenue increase from combined key growth drivers:
Xywav®, Epidiolex® and Rylaze® –
– Oncology revenues grew 10% year-over-year –
– Zanidatamab granted Priority Review by U.S. FDA for 2L BTC; PDUFA date of November 29, 2024 –
– Near-term, late-stage pipeline catalysts anticipated through 2025 –
– Narrowing 2024 total revenue guidance to $4.0 to $4.1 billion –
– Affirming GAAP and non-GAAP adjusted net income guidance –

DUBLIN, July 31, 2024 -- Jazz Pharmaceuticals plc (Nasdaq: JAZZ) today announced financial results for the second quarter of 2024 and updated guidance for 2024.

“Jazz’s record revenues of over $1 billion in the second quarter were driven by strong execution and increased demand for our key growth drivers, Xywav, Epidiolex and Rylaze. Our launch preparations are well underway for zanidatamab, which was recently granted Priority Review in BTC, and we are pleased to have initiated the Phase 3 EmpowHER trial in HER2-positive breast cancer in patients whose disease has progressed after T-DXd treatment,” said Bruce Cozadd, chairman and chief executive officer, Jazz Pharmaceuticals. “Based on projections for the remainder of the year, we are narrowing and maintaining the mid-point of our Neuroscience guidance and lowering our Oncology guidance. Importantly, our Oncology guidance still includes double-digit growth at the mid-point and we continue to expect double-digit growth from our combined key growth drivers in 2024.”

Key Highlights

•Key growth drivers:
◦Xywav net product sales grew 13% year-over-year.
◦Epidiolex/Epidyolex® net product sales grew 22% year-over-year.
◦Rylaze/Enrylaze® net product sales grew 6% year-over-year.
•Zanidatamab:
◦Granted Priority Review by U.S. FDA for 2L BTC; MAA validated by EMA.
◦Initiated Phase 3 EmpowHER trial in late-line HER2+ breast cancer.
•Near-term, late-stage pipeline catalysts anticipated:
◦Top-line data from Epidyolex Phase 3 trial in Japan in 2H24.
◦Top-line data from Zepzelca® 1L SCLC Phase 3 trial by the end of 2024.
◦Top-line PFS data from zanidatamab in Phase 3 1L GEA estimated to be 2Q25.
•2024 Financial Guidance:
◦Narrowing 2024 total revenue guidance range to $4.0 to $4.1 billion.
◦Narrowing Neuroscience guidance to $2.825 to $2.925 billion.
◦Lowering Oncology guidance to $1.10 to $1.15 billion.
◦Affirming GAAP net income guidance of $385 to $530 million and non-GAAP adjusted net income guidance of $1.275 to $1.350 billion.1
◦Raising GAAP EPS guidance range by approximately $1.00 to $6.00 to $8.00 and non-GAAP EPS guidance to $19.20 to $20.30.1
1 See "Non-GAAP Financial Measures."

•Vision 2025: The Company is no longer providing the Vision 2025 metrics; however, the priorities highlighted in Vision 2025 remain the same:
◦Achieving commercial excellence to drive a growing and diversified revenue base;
◦Reaching more patients and creating value for shareholders by investing in our business and pipeline, including through corporate development; and
◦Maintaining disciplined capital allocation to generate long-term sustainable growth and value.

Business Updates

Key Commercial Products
Xywav (calcium, magnesium, potassium, and sodium oxybates) oral solution:
•Xywav net product sales were $368.5 million in 2Q24, an increase of 13% compared to the same period in 2023.
•There were approximately 13,225 active Xywav patients exiting 2Q24 comprised of:
◦Approximately 9,925 narcolepsy patients.
◦Approximately 3,300 idiopathic hypersomnia (IH) patients, with 250 net patient adds.
•As the only low-sodium oxybate and the only therapy approved to treat IH, expect Xywav to remain the oxybate of choice.
•Expert recommendations for optimizing flexible and individualized dosing regimens of low-sodium Xywav in narcolepsy and IH were published in Neurology and Therapy. Nearly 90% of HCPs surveyed felt the ability to adjust Xywav dosing to accommodate routine changes was important or very important and had a positive impact on their ability to provide care.
•Data presented at SLEEP 2024 included two late-breaking posters assessing the burden experienced by patients with IH. One poster demonstrated substantial comorbidity and health-related quality-of-life burdens for IH patients. Another poster reported greater economic burden, including work productivity impairment, compared to people living without IH.

Xyrem® (sodium oxybate) oral solution and high-sodium oxybate authorized generic (AG) royalties:
•Xyrem net product sales were $62.2 million in 2Q24, a decrease of 61% compared to the same period in 2023.
•Royalties from high-sodium oxybate AGs were $54.2 million in 2Q24, an increase of $48.7 million compared to the same period in 2023.
•The Company expects high-sodium oxybate AG royalty revenue to exceed $200 million in 2024.

Epidiolex/Epidyolex (cannabidiol):
•Epidiolex/Epidyolex net product sales were $247.1 million in 2Q24, an increase of 22% compared to the same period in 2023.
•Outside of the U.S., Epidyolex is approved in more than 35 countries with additional launches and reimbursements anticipated through the end of 2024.
•A plain language summary of the BECOME survey results was published in Future Neurology. In addition to reporting an 85% reduction in the frequency of seizures, caregivers also reported improvements in non-seizure benefits such as cognitive, emotional and social functioning.
•Retrospective review of the validated REST-LGS questionnaire was evaluated in a real-world setting and the majority of patients who had not been previously diagnosed with Lennox-Gastaut syndrome (LGS) were identified, highlighting the potential of the screening tool to identify patients with LGS who may benefit from further diagnostic evaluation.

Rylaze/Enrylaze (asparaginase erwinia chrysanthemi (recombinant)-rywn):
•Rylaze/Enrylaze net product sales were $107.8 million in 2Q24, an increase of 6% compared to the same period in 2023.

Zepzelca (lurbinectedin):
•Zepzelca net product sales were $81.0 million in 2Q24, an increase of 15% compared to the same period in 2023.
•Enrollment in the Phase 3 trial evaluating first-line (1L) use of Zepzelca in combination with Tecentriq® (atezolizumab) in small cell lung cancer (SCLC), in partnership with Roche, was completed in 1Q24.
•The Company expects top-line progression-free survival (PFS) data readout by the end of 2024.

Key Pipeline Highlights
Zanidatamab:
•In 2Q24, the U.S. FDA accepted and granted Priority Review of the Biologics License Application for zanidatamab with a target action date of November 29, 2024. If approved, zanidatamab would be the first HER2-targeted treatment specifically approved for biliary tract cancer (BTC) in the U.S. A confirmatory trial in 1L metastatic BTC is ongoing.
•The European Medicines Agency (EMA) validated the marketing authorization application (MAA) for zanidatamab in second-line (2L) BTC.
•Updated zanidatamab data from the HERIZON-BTC-01 trial were presented at the ASCO Annual Meeting 2024, demonstrating a confirmed objective response rate was maintained at 41.3%, median duration of response increased by approximately two months to 14.9 months compared to findings reported in 2023, and a median overall survival of 15.5 months in all patients with HER2+ BTC and 18.1 months in patients with immunohistochemistry (IHC) 3+ tumors.
•The pivotal HERIZON-GEA-01 trial, evaluating zanidatamab in 1L gastroesophageal adenocarcinoma (GEA), is ongoing and enrollment remains on track. Based on an updated blinded assessment of progression events, the Company estimates top-line PFS data will be available in 2Q25. The Company continues to track events in the trial relative to the initial protocol assumptions.
•The Company initiated the Phase 3 EmpowHER-BC-303 trial to evaluate zanidatamab plus chemotherapy or trastuzumab plus chemotherapy in patients with HER2-positive breast cancer whose disease has progressed on previous trastuzumab deruxtecan (T-DXd) treatment.

Suvecaltamide (JZP385):
•Announced top-line results from the Phase 2b trial of suvecaltamide in essential tremor did not achieve statistical significance. The improvement in placebo from baseline to week 12 exceeded the Company’s expectations and was higher than what was observed for placebo in the prior T-CALM trial of suvecaltamide.
•A Phase 2 trial in patients with Parkinson's disease tremor (PDT) is ongoing, with results expected 1Q25. The Company awaits results from the PDT trial to determine next steps, if any, for the program.

JZP441:
•Pending input from FDA, the Company is planning to initiate a Phase 1b trial of JZP441 in type 1 narcolepsy patients in 2H24.
•Expect this trial will further the Company's understanding of JZP441 and more broadly orexin agonism, providing key learnings that could inform future development efforts.

Share Repurchases of Approximately $161 Million and New $500 Million Authorization
The Company resumed repurchases of its ordinary shares on the open market in the second quarter of 2024 as part of the Company's previously authorized and announced share repurchase program. Under this share repurchase program, the Company was authorized to repurchase its ordinary shares for up to an aggregate purchase price of $1.5 billion, exclusive of any brokerage commissions. As of June 30, 2024, a nominal amount remained outstanding under this authorization, reflecting the purchase of shares worth approximately $161 million during the second quarter of 2024. The remaining amount will be utilized under the newly authorized repurchase program described below.

On July 25, 2024, the Board of Directors authorized a new share repurchase program with no expiration date pursuant to which the Company may repurchase its ordinary shares for up to an aggregate purchase price of $500 million, exclusive of any brokerage commissions. The timing and amount of repurchases under the program will depend on a variety of factors, including the amount and timing of corporate development transactions, repayment of debt, restrictions under the Company's credit agreement, corporate and regulatory requirements, market conditions and the price of the Company's ordinary shares.

Term Loan B Repricing
The Company completed a repricing of the approximately $2.7 billion outstanding balance of its U.S. dollar term loans under its credit facility. The applicable margin above the Term Secured Overnight Financing Rate was reduced by 75 basis points (from 300 basis points to 225 basis points) and the credit spread adjustment of approximately 11 basis points has also been removed, resulting in anticipated interest savings of approximately $23 million on an annualized basis. All other terms are substantially unchanged.

Irrevocable Election of Settlement Method for the 2.000% Exchangeable Senior Notes due 2026
Jazz Investments I Limited (the “Issuer”), a subsidiary of Jazz Pharmaceuticals, announced that it provided written notice to the exchange agent, the trustee and the holders of its 2.000% Exchangeable Senior Notes due 2026 (the “2026 notes”) that it has irrevocably elected to fix the settlement method for exchanges of the 2026 notes to combination settlement with a specified cash amount equal to or in excess of $1,000. As a result, an exchanging holder will receive (i) up to $1,000 in cash per $1,000 principal amount of 2026 notes exchanged and (ii) cash, ordinary shares, or any combination thereof, at the Issuer’s election, in respect of the remainder, if any, of its exchange obligation in excess of $1,000 per $1,000 principal amount of 2026 notes exchanged.

Financial Highlights

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share amounts)	2024	2023	2024	2023
Total revenues	$1,023,825	$957,317	$1,925,808	$1,850,129
GAAP net income	$168,568	$104,438	$153,950	$173,858
Non-GAAP adjusted net income	$364,727	$325,129	$546,942	$610,390
GAAP earnings per share	$2.49	$1.52	$2.35	$2.55
Non-GAAP adjusted EPS	$5.30	$4.51	$7.98	$8.46

GAAP net income for 2Q24 was $168.6 million, or $2.49 per diluted share, compared to $104.4 million, or $1.52 per diluted share, for 2Q23.
Non-GAAP adjusted net income for 2Q24 was $364.7 million, or $5.30 per diluted share, compared to $325.1 million, or $4.51 per diluted share, for 2Q23.
Reconciliations of applicable GAAP reported to non-GAAP adjusted information are included at the end of this press release.

Total Revenues

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2024	2023	2024	2023
Xywav	$368,472	$326,564	$683,772	$604,325
Xyrem	62,180	159,769	126,412	337,899
Epidiolex/Epidyolex	247,102	202,226	445,818	391,135
Sativex	6,383	2,806	9,118	9,904
Total Neuroscience	684,137	691,365	1,265,120	1,343,263
Rylaze/Enrylaze	107,829	101,693	210,579	187,620
Zepzelca	81,047	70,348	156,147	137,529
Defitelio/defibrotide	45,421	46,108	93,097	85,187
Vyxeos	43,012	34,056	75,035	70,756
Total Oncology	277,309	252,205	534,858	481,092
Other	2,698	3,417	6,268	6,851
Product sales, net	964,144	946,987	1,806,246	1,831,206
High-sodium oxybate AG royalty revenue	54,164	5,514	104,111	7,610
Other royalty and contract revenues	5,517	4,816	15,451	11,313
Total revenues	$1,023,825	$957,317	$1,925,808	$1,850,129
Total revenues increased 7% in 2Q24 compared to the same period in 2023.
Total neuroscience revenue, including high-sodium oxybate AG royalty revenue, was $738.3 million in 2Q24, an increase of 6% compared to $696.9 million in 2Q23, primarily due to increased high-sodium oxybate AG royalty revenue and increased Epidiolex/Epidyolex and Xywav net product sales, partially offset by decreased Xyrem revenues.
Oncology net product sales were $277.3 million in 2Q24, an increase of 10% compared to the same period in 2023, and included higher net product sales from Zepzelca and Rylaze/Enrylaze, which increased 15% and 6% to $81.0 million and $107.8 million, respectively.

Operating Expenses and Effective Tax Rate

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except percentages)	2024	2023	2024	2023
GAAP:
Cost of product sales	$109,902	$97,537	$205,389	$226,181
Gross margin	88.6%	89.7%	88.6%	87.6%
Selling, general and administrative	$338,523	$340,844	$690,235	$638,761
% of total revenues	33.1%	35.6%	35.8%	34.5%
Research and development	$220,734	$209,238	$443,581	$398,648
% of total revenues	21.6%	21.9%	23.0%	21.5%
Acquired in-process research and development	$—	$—	$10,000	$1,000
Income tax benefit[1]	$(30,653)	$(24,323)	$(18,984)	$(39,647)
Effective tax rate [1]	(22.2)%	(29.7)%	(13.9)%	(29.0)%
_________________________
1.The GAAP income tax benefit decreased in the six months ended June 30, 2024, compared to the same period in 2023, due to the change in income mix across our jurisdictions and the impact of tax shortfalls from share-based compensation.

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except percentages)	2024	2023	2024	2023
Non-GAAP adjusted:
Cost of product sales	$72,413	$65,994	$136,561	$130,722
Gross margin	92.5%	93.0%	92.4%	92.9%
Selling, general and administrative	$303,386	$276,871	$614,885	$537,386
% of total revenues	29.6%	28.9%	31.9%	29.0%
Research and development	$203,463	$192,019	$407,478	$365,937
% of total revenues	19.9%	20.1%	21.2%	19.8%
Acquired in-process research and development	$—	$—	$10,000	$1,000
Income tax expense[1]	$23,520	$25,210	$89,316	$65,407
Effective tax rate[1]	6.1%	7.2%	14.0%	9.6%
_________________________
1.The non-GAAP income tax expense increased in the six months ended June 30, 2024, compared to the same period in 2023, due to the change in income mix across our jurisdictions and the impact of tax shortfalls from share-based compensation.

Changes in operating expenses in 2Q24 over the prior year period are primarily due to the following:
•Cost of product sales on a GAAP basis increased in 2Q24 compared to the same period in 2023 due to higher acquisition accounting inventory fair value step-up expense and changes in product mix. Cost of product sales on a non-GAAP adjusted basis increased in 2Q24 compared to the same period in 2023, due to changes in product mix.
•Selling, general and administrative (SG&A) expenses on a GAAP basis decreased in 2Q24 compared to the same period in 2023 primarily due to costs related to program terminations incurred in 2Q23. SG&A expenses on a GAAP and on a non-GAAP adjusted basis included increased investment in our priority programs in 2Q24 as compared to the same period in 2023.
•Research and development (R&D) expenses on a GAAP and on a non-GAAP adjusted basis increased in 2Q24 compared to the same period in 2023 primarily due to higher costs related to zanidatamab, as well as our other key pipeline programs.

Cash Flow and Balance Sheet
As of June 30, 2024, cash, cash equivalents and investments were $2.0 billion, and the outstanding principal balance of the Company’s long-term debt was $5.8 billion. In addition, the Company had undrawn borrowing capacity under a revolving credit facility of $500.0 million. For the six months ended June 30, 2024, the Company generated $598.6 million of cash from operations reflecting strong business performance and continued financial discipline.

2024 Financial Guidance
The Company is updating its full year 2024 financial guidance as follows:

(In millions)	July 31, 2024	May 1, 2024
Revenues	$4,000 - $4,100	$4,000 - $4,200
–Neuroscience (includes royalties from high-sodium oxybate AG)	$2,825 - $2,925	$2,800 - $2,950
–Oncology	$1,100 - $1,150	$1,120 - $1,220

GAAP:

(In millions, except per share amounts and percentages)	July 31, 2024	May 1, 2024
Gross margin %	89%	89%
SG&A expenses	$1,366 - $1,426	$1,346 - $1,426
SG&A expenses as % of total revenues	33% - 36%	32% - 36%
R&D expenses	$887 - $935	$877 - $935
R&D expenses as % of total revenues	22% - 23%	21% - 23%
Effective tax rate	(22)% - (3)%	(22)% - (3)%
Net income	$385 - $530	$385 - $530
Net income per diluted share[5]	$6.00 - $8.00	$5.80 - $7.70
Weighted-average ordinary shares used in per share calculations	67	71
Non-GAAP:

(In millions, except per share amounts and percentages)	July 31, 2024	May 1, 2024
Gross margin %	93%[1,6]	93%
SG&A expenses	$1,190 - $1,230[2,6]	$1,170 - $1,230
SG&A expenses as % of total revenues	29% - 31%	28% - 31%
R&D expenses	$810 - $850[3,6]	$800 - $850
R&D expenses as % of total revenues	20% - 21%	19% - 21%
Effective tax rate	10% - 12%[4,6]	10% - 13%
Net income	$1,275 - $1,350[6]	$1,275 - $1,350
Net income per diluted share[5]	$19.20 - $20.30[6]	$18.15 - $19.35
Weighted-average ordinary shares used in per share calculations	67	71
___________________________
1.Excludes $125-$145 million of amortization of acquisition-related inventory fair value step-up and $17-$19 million of share-based compensation expense.
2.Excludes $176-$196 million of share-based compensation expense.
3.Excludes $77-$85 million of share-based compensation expense.
4.Excludes 32%-15% from the GAAP effective tax rate of (22)%-(3)% relating to the income tax effect of adjustments between GAAP net income and non-GAAP adjusted net income, resulting in a non-GAAP adjusted effective tax rate of 10%-12%.
5.Diluted EPS calculations for 2024 include an estimated 3.5 million shares related to the assumed conversion of the 2026 Notes, and the associated interest expense, net of tax, add-back to net income of $11 million and $10 million, on a GAAP and on a non-GAAP adjusted basis, respectively, under the "if converted" method. In July 2024, we made the irrevocable election to net share settle our 2026 Notes. This election is expected to increase our full-year net income per diluted share guidance by $0.10 to $0.20 per share, on a GAAP basis, and $0.65 to $0.75 per share, on a non-GAAP adjusted basis, as a result of an estimated decrease in the weighted-average outstanding shares of 2.9 million shares.
6.See "Non-GAAP Financial Measures" below. Reconciliations of non-GAAP adjusted guidance measures are included above and in the table titled "Reconciliation of GAAP to non-GAAP Adjusted 2024 Net Income Guidance" at the end of this press release.

Conference Call Details
Jazz Pharmaceuticals will host an investor conference call and live audio webcast today at 4:30 p.m. ET (9:30 p.m. IST) to provide a business and financial update and discuss its 2024 second quarter results.
Audio webcast/conference call:
U.S. Dial-In Number: +1 800 715 9871
Ireland Dial-In Number: +353 1800 943 926
Additional global dial-in numbers are available here.
Passcode: 9124647

Interested parties may access the live audio webcast via the Investors section of the Jazz Pharmaceuticals website at www.jazzpharmaceuticals.com. To ensure a timely connection, it is recommended that participants register at least 15 minutes prior to the scheduled webcast.

A replay of the webcast will be available via the Investors section of the Jazz Pharmaceuticals website at www.jazzpharmaceuticals.com.

About Jazz Pharmaceuticals
Jazz Pharmaceuticals plc (NASDAQ: JAZZ) is a global biopharmaceutical company whose purpose is to innovate to transform the lives of patients and their families. We are dedicated to developing life-changing medicines for people with serious diseases — often with limited or no therapeutic options. We have a diverse portfolio of marketed medicines, including leading therapies for sleep disorders and epilepsy, and a growing portfolio of cancer treatments. Our patient-focused and science-driven approach powers pioneering research and development advancements across our robust pipeline of innovative therapeutics in oncology and neuroscience. Jazz is headquartered in Dublin, Ireland with research and development laboratories, manufacturing facilities and employees in multiple countries committed to serving patients worldwide. Please visit www.jazzpharmaceuticals.com for more information.

Non-GAAP Financial Measures
To supplement Jazz Pharmaceuticals’ financial results and guidance presented in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses certain non-GAAP (also referred to as adjusted or non-GAAP adjusted) financial measures in this press release and the accompanying tables. In particular, the Company presents non-GAAP adjusted net income (and the related per share measure) and its line-item components, as well as certain non-GAAP adjusted financial measures derived therefrom, including non-GAAP adjusted gross margin percentage and non-GAAP adjusted effective tax rate. Non-GAAP adjusted net income (and the related per share measure) and its line-item components exclude from GAAP reported net income (and the related per share measure) and its line-item components certain items, as detailed in the reconciliation tables that follow, and in the case of non-GAAP adjusted net income (and the related per share measure), adjust for the income tax effect of the non-GAAP adjustments. In this regard, the components of non-GAAP adjusted net income, including non-GAAP adjusted cost of product sales, SG&A expenses and R&D expenses, are income statement line items prepared on the same basis as, and therefore components of, the overall non-GAAP adjusted net income measure.

The Company believes that each of these non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors and analysts and that each of these non-GAAP financial measures, when considered together with the Company’s financial information prepared in accordance with GAAP, can enhance investors’ and analysts’ ability to meaningfully compare the Company’s results from period to period, to its forward-looking guidance, and to identify operating trends in the Company’s business. In addition, these non-GAAP financial measures are regularly used by investors and analysts to model and track the Company’s financial performance. Jazz Pharmaceuticals’ management also regularly uses these non-GAAP financial measures internally to understand, manage and evaluate the Company’s business and to make operating decisions, and compensation of executives is based in part on certain of these non-GAAP financial measures. Because these non-GAAP financial measures are important internal measurements for Jazz Pharmaceuticals’ management, the Company also believes that these non-GAAP financial measures are useful to investors and analysts since these measures allow for greater transparency with respect to key financial metrics the Company uses in assessing its own operating performance and making operating decisions. These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures; should be read in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP; have no standardized meaning prescribed by GAAP; and are not prepared under any comprehensive set of accounting rules or principles in the reconciliation tables that follow. In addition, from time to time in the future there may be other items that the Company may exclude for purposes of its non-GAAP financial measures; and the Company has ceased, and may in the future cease, to exclude items that it has historically excluded for purposes of its non-GAAP financial measures. Likewise, the Company may determine to modify the nature of its adjustments to arrive at its non-GAAP financial measures. Because of the non-standardized definitions of non-GAAP financial measures, the non-GAAP financial measures as used by Jazz Pharmaceuticals in this press release and the accompanying tables have limits in their usefulness to investors and may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies.

Caution Concerning Forward-Looking Statements
This press release contains forward-looking statements, including, but not limited to, statements related to: the Company’s growth prospects and future financial and operating results, including the Company’s 2024 financial guidance and the Company’s expectations related thereto and anticipated catalysts; expectations that Xywav will remain the oxybate of choice; expectations of high-sodium oxybate AG royalty revenue in 2024; the ability to generate long-term sustainable growth and value; the Company’s advancement of pipeline programs and the timing of development activities, regulatory activities and submissions related thereto; planned or anticipated clinical trial events, including with respect to initiations, enrollment and data read-outs, and the anticipated timing thereof, including: expectations of near-term, late-stage pipeline catalysts through 2025, top-line data from a Phase 2 trial of suvecaltamide in PDT, top-line PFS data from a Phase 3 trial of zanidatamab in 1L GEA, top-line data from a Phase 3 trial of Epidyolex in DS, LGS and TSC in Japan and top-line PFS data from a Phase 3 trial of Zepzelca in 1L SCLC; and the Company’s development, regulatory and commercialization strategy, including the Company's expectations to executing multiple Epidyolex launches through 2024; the Company’s expectations with respect to its products and product candidates and the potential of the Company’s products and product candidates and the potential regulatory path related thereto; the Company’s capital allocation and corporate development strategy; the potential successful future development, manufacturing, regulatory and commercialization activities; the Company’s ability to realize the commercial potential of its products; the Company’s net product sales and goals for net product sales from new and acquired products; the Company’s views and expectations relating to its patent portfolio, including with respect to expected patent protection, as well as expectations with respect to exclusivity; the Company’s clinical trials confirming clinical benefit or enabling regulatory submissions; planned or anticipated regulatory submissions and filings, and the anticipated timing thereof; potential regulatory approvals; and other statements that are not historical facts. These forward-looking statements are based on the Company’s current plans, objectives, estimates, expectations and intentions and inherently involve significant risks and uncertainties.

Actual results and the timing of events could differ materially from those anticipated in such forward- looking statements as a result of these risks and uncertainties, which include, without limitation, risks and uncertainties associated with: maintaining or increasing sales of, and revenue from, Xywav, Rylaze and Epidiolex/Epidyolex and other marketed products; the introduction of new products into the U.S. market that compete with, or otherwise disrupt the market for the Company's products and product candidates; effectively launching and commercializing the Company’s other products and product candidates; the successful completion of development and regulatory activities with respect to the Company’s product candidates, obtaining and maintaining adequate coverage and reimbursement for the Company’s products; the time-consuming and uncertain regulatory approval process, including the risk that the Company’s current and/or planned regulatory submissions may not be submitted, accepted or approved by applicable regulatory authorities in a timely manner or at all; the costly and time-consuming pharmaceutical product development and the uncertainty of clinical success, including risks related to failure or delays in successfully initiating or completing clinical trials and assessing patients; global economic, financial, and healthcare system disruptions and the current and potential future negative impacts to the Company’s business operations and financial results; geopolitical events, including the conflict between Russia and Ukraine and related sanctions; macroeconomic conditions, including global financial markets, rising interest rates and inflation and recent and potential banking disruptions; regulatory initiatives and changes in tax laws; market volatility; protecting and enhancing the Company’s intellectual property rights and the Company’s commercial success being dependent upon the Company obtaining, maintaining and defending intellectual property protection and exclusivity for its products and product candidates; delays or problems in the supply or manufacture of the Company’s products and product candidates; complying with applicable U.S. and non-U.S. regulatory requirements, including those governing the research, development, manufacturing and distribution of controlled substances;

government investigations, legal proceedings and other actions; identifying and consummating corporate development transactions, financing these transactions and successfully integrating acquired product candidates, products and businesses; the Company’s ability to realize the anticipated benefits of its corporate development transactions and its collaborations and license agreements with third parties; the sufficiency of the Company’s cash flows and capital resources; the Company’s ability to achieve targeted or expected future financial performance and results and the uncertainty of future tax, accounting and other provisions and estimates; the Company’s ability to meet its projected long-term goals and objectives, in the time periods that the Company anticipates, or at all, and the inherent uncertainty and significant judgments and assumptions underlying the Company’s long-term goals and objectives; fluctuations in the market price and trading volume of the Company's ordinary shares; the timing and availability of alternative investment opportunities; and other risks and uncertainties affecting the Company, including those described from time to time under the caption “Risk Factors” and elsewhere in Jazz Pharmaceuticals' Securities and Exchange Commission filings and reports, including the Company's Annual Report on Form 10-K for the year ended December 31, 2023, as supplemented by our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, and future filings and reports by the Company. Other risks and uncertainties of which the Company is not currently aware may also affect the Company's forward-looking statements and may cause actual results and the timing of events to differ materially from those anticipated.

JAZZ PHARMACEUTICALS PLC
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenues:
Product sales, net	$964,144	$946,987	$1,806,246	$1,831,206
Royalties and contract revenues	59,681	10,330	119,562	18,923
Total revenues	1,023,825	957,317	1,925,808	1,850,129
Operating expenses:
Cost of product sales (excluding amortization of acquired developed technologies)	109,902	97,537	205,389	226,181
Selling, general and administrative	338,523	340,844	690,235	638,761
Research and development	220,734	209,238	443,581	398,648
Intangible asset amortization	155,223	152,062	310,953	301,848
Acquired in-process research and development	—	—	10,000	1,000
Total operating expenses	824,382	799,681	1,660,158	1,566,438
Income from operations	199,443	157,636	265,650	283,691
Interest expense, net	(62,023)	(73,470)	(128,139)	(147,617)
Foreign exchange gain (loss)	507	(2,382)	(1,186)	811
Income before income tax benefit and equity in loss of investees	137,927	81,784	136,325	136,885
Income tax benefit	(30,653)	(24,323)	(18,984)	(39,647)
Equity in loss of investees	12	1,669	1,359	2,674
Net income	$168,568	$104,438	$153,950	$173,858

Net income per ordinary share:
Basic	$2.68	$1.63	$2.45	$2.73
Diluted	$2.49	$1.52	$2.35	$2.55
Weighted-average ordinary shares used in per share calculations - basic	62,882	63,991	62,710	63,744
Weighted-average ordinary shares used in per share calculations - diluted	69,625	73,540	69,684	73,657

JAZZ PHARMACEUTICALS PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$1,355,802	$1,506,310
Investments	625,000	120,000
Accounts receivable, net of allowances	698,037	705,794
Inventories	542,555	597,039
Prepaid expenses	134,421	185,476
Other current assets	325,851	320,809
Total current assets	3,681,666	3,435,428
Property, plant and equipment, net	169,281	169,646
Operating lease assets	73,145	65,340
Intangible assets, net	5,079,462	5,418,039
Goodwill	1,735,931	1,753,130
Deferred tax assets, net	545,222	477,834
Deferred financing costs	5,736	6,478
Other non-current assets	71,425	67,464
Total assets	$11,361,868	$11,393,359
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$97,096	$102,750
Accrued liabilities	800,993	793,914
Current portion of long-term debt	605,798	604,954
Income taxes payable	52,138	35,074
Total current liabilities	1,556,025	1,536,692
Long-term debt, less current portion	5,100,983	5,107,988
Operating lease liabilities, less current portion	67,617	59,225
Deferred tax liabilities, net	775,228	847,706
Other non-current liabilities	99,416	104,751
Total shareholders’ equity	3,762,599	3,736,997
Total liabilities and shareholders’ equity	$11,361,868	$11,393,359

JAZZ PHARMACEUTICALS PLC
SUMMARY OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2024	2023
Net cash provided by operating activities	$598,581	$617,473
Net cash used in investing activities	(528,995)	(90,561)
Net cash used in financing activities	(217,637)	(126,455)
Effect of exchange rates on cash and cash equivalents	(2,457)	365
Net increase (decrease) in cash and cash equivalents	$(150,508)	$400,822

JAZZ PHARMACEUTICALS PLC
RECONCILIATIONS OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
	2024		2023		2024		2023
	Net Income	Diluted EPS[1]	Net Income	Diluted EPS[1]	Net Income	Diluted EPS[1]	Net Income	Diluted EPS[1]
GAAP reported	$168,568	$2.49	$104,438	$1.52	$153,950	$2.35	$173,858	$2.55
Intangible asset amortization	155,223	2.23	152,062	2.07	310,953	4.46	301,848	4.10
Share-based compensation expense	56,654	0.81	61,433	0.84	118,095	1.69	117,785	1.60
Acquisition accounting inventory fair value step-up	33,243	0.48	27,814	0.38	62,186	0.89	88,272	1.20
Other costs[2]	—	—	23,488	0.32	—	—	23,488	0.32
Non-cash interest expense[3]	5,212	0.07	5,427	0.07	10,058	0.14	10,193	0.14
Income tax effect of above adjustments	(54,173)	(0.77)	(49,533)	(0.67)	(108,300)	(1.54)	(105,054)	(1.43)
Effect of assumed conversion of Exchangeable Senior Notes[1]	—	(0.01)	—	(0.02)	—	(0.01)	—	(0.02)
Non-GAAP adjusted	$364,727	$5.30	$325,129	$4.51	$546,942	$7.98	$610,390	$8.46
Weighted-average ordinary shares used in diluted per share calculations - GAAP and non-GAAP[1]	69,625		73,540		69,684		73,657
________________________________________________
Explanation of Adjustments and Certain Line Items:
1.Diluted EPS was calculated using the "if-converted" method in relation to the 1.50% exchangeable senior notes due 2024, or the 2024 Notes, and the 2026 Notes, which we refer to collectively as the Exchangeable Senior Notes. In August 2023, we made an irrevocable election to fix the settlement method for exchange of the 2024 Notes to a combination of cash and ordinary shares of the Company with a specified cash amount per $1,000 principal amount of the 2024 Notes of $1,000. As a result, the assumed issuance of ordinary shares upon exchange of the 2024 Notes has only been included in the calculation of diluted net income per ordinary share, on a GAAP and on a non-GAAP adjusted basis, in the three and six months ended June 30, 2023. Net income per diluted share, on a GAAP and non-GAAP adjusted basis, for the three and six months ended June 30, 2024 included 6.4 million shares related to the assumed conversion of the 2026 Notes and the associated interest expense, net of tax, add-back to GAAP reported net income of $4.9 million and $9.7 million, respectively, and the associated interest expense, net of tax, add-back to non-GAAP adjusted net income of $4.4 million and $8.8 million, respectively. Net income per diluted share, on a GAAP and non-GAAP adjusted basis, for the three and six months ended June 30, 2023 included 9.0 million shares related to the assumed conversion of the Exchangeable Senior Notes and the associated interest expense, net of tax, add-back to GAAP reported net income of $7.1 million and $14.0 million, respectively, and the associated interest expense, net of tax, add-back to non-GAAP adjusted net income of $6.3 million and $12.6 million, respectively.
2.Costs related to program terminations.
3.Non-cash interest expense associated with debt issuance costs.

JAZZ PHARMACEUTICALS PLC
RECONCILIATIONS OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - FOR THE THREE MONTHS ENDED JUNE 30, 2024 and 2023
(In thousands, except percentages)
(Unaudited)

	Three months ended June 30, 2024
	Cost of product sales	Gross margin	Selling, general and administrative	Research and development	Intangible asset amortization	Interest expense, net	Income tax expense (benefit)
GAAP Reported	$109,902	88.6%	$338,523	$220,734	$155,223	$62,023	$(30,653)
Non-GAAP Adjustments:
Intangible asset amortization	—	—	—	—	(155,223)	—	—
Share-based compensation expense	(4,246)	0.4	(35,137)	(17,271)	—	—	—
Acquisition accounting inventory fair value step-up	(33,243)	3.5	—	—	—	—	—
Non-cash interest expense	—	—	—	—	—	(5,212)	—
Income tax effect of above adjustments	—	—	—	—	—	—	54,173
Total of non-GAAP adjustments	(37,489)	3.9	(35,137)	(17,271)	(155,223)	(5,212)	54,173
Non-GAAP Adjusted	$72,413	92.5%	$303,386	$203,463	$—	$56,811	$23,520

	Three months ended June 30, 2023
	Cost of product sales	Gross margin	Selling, general and administrative	Research and development	Intangible asset amortization	Interest expense, net	Income tax expense (benefit)
GAAP Reported	$97,537	89.7%	$340,844	$209,238	$152,062	$73,470	$(24,323)
Non-GAAP Adjustments:
Intangible asset amortization	—	—	—	—	(152,062)	—	—
Share-based compensation expense	(3,729)	0.3	(40,485)	(17,219)	—	—	—
Other costs	—	—	(23,488)	—	—	—	—
Non-cash interest expense	—	—	—	—	—	(5,427)	—
Acquisition accounting inventory fair value step-up	(27,814)	3.0	—	—	—	—	—
Income tax effect of above adjustments	—	—	—	—	—	—	49,533
Total of non-GAAP adjustments	(31,543)	3.3	(63,973)	(17,219)	(152,062)	(5,427)	49,533
Non-GAAP Adjusted	$65,994	93.0%	$276,871	$192,019	$—	$68,043	$25,210

JAZZ PHARMACEUTICALS PLC
RECONCILIATIONS OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - FOR THE SIX MONTHS ENDED JUNE 30, 2024 and 2023
(In thousands, except percentages)
(Unaudited)

	Six months ended June 30, 2024
	Cost of product sales	Gross margin	Selling, general and administrative	Research and development	Intangible asset amortization	Acquired IPR&D	Interest expense, net	Income tax expense (benefit)
GAAP Reported	$205,389	88.6%	$690,235	$443,581	$310,953	$10,000	$128,139	$(18,984)
Non-GAAP Adjustments:
Intangible asset amortization	—	—	—	—	(310,953)	—	—	—
Share-based compensation expense	(6,642)	0.4	(75,350)	(36,103)	—	—	—	—
Non-cash interest expense	—	—	—	—	—	—	(10,058)	—
Acquisition accounting inventory fair value step-up	(62,186)	3.4	—	—	—	—	—	—
Income tax effect of above adjustments	—	—	—	—	—	—	—	108,300
Total of non-GAAP adjustments	(68,828)	3.8	(75,350)	(36,103)	(310,953)	—	(10,058)	108,300
Non-GAAP Adjusted	$136,561	92.4%	$614,885	$407,478	$—	$10,000	$118,081	$89,316

	Six months ended June 30, 2023
	Cost of product sales	Gross margin	Selling, general and administrative	Research and development	Intangible asset amortization	Acquired IPR&D	Interest expense, net	Income tax expense (benefit)
GAAP Reported	$226,181	87.6%	$638,761	$398,648	$301,848	$1,000	$147,617	$(39,647)
Non-GAAP Adjustments:
Intangible asset amortization	—	—	—	—	(301,848)	—	—	—
Share-based compensation expense	(7,187)	0.4	(77,887)	(32,711)	—	—	—	—
Other costs	—	—	(23,488)	—	—	—	—	—
Non-cash interest expense	—	—	—	—	—	—	(10,193)	—
Acquisition accounting inventory fair value step-up	(88,272)	4.9	—	—	—	—	—	—
Income tax effect of above adjustments	—	—	—	—	—	—	—	105,054
Total of non-GAAP adjustments	(95,459)	5.3	(101,375)	(32,711)	(301,848)	—	(10,193)	105,054
Non-GAAP Adjusted	$130,722	92.9%	$537,386	$365,937	$—	$1,000	$137,424	$65,407

JAZZ PHARMACEUTICALS PLC
RECONCILIATION OF GAAP TO NON-GAAP ADJUSTED 2024 NET INCOME AND DILUTED EPS GUIDANCE
(In millions, except per share amounts)
(Unaudited)

	Net Income	Diluted EPS
GAAP guidance	$385 - $530	$6.00 - $8.00
Intangible asset amortization	605 - 645	8.95 - 9.70
Acquisition accounting inventory fair value step-up	125 - 145	1.85 - 2.20
Share-based compensation expense	270 - 300	4.00 - 4.50
Non-cash interest expense	20 - 30	0.30 - 0.45
Income tax effect of above adjustments	(205) - (225)	(3.05) - (3.40)
Non-GAAP guidance	$1,275 - $1,350	$19.20 - $20.30

Weighted-average ordinary shares used in per share calculations - GAAP and non-GAAP	67

Contacts:

Investors:
Andrea N. Flynn, Ph.D.
Vice President, Head, Investor Relations
Jazz Pharmaceuticals plc
InvestorInfo@jazzpharma.com
Ireland +353 1 634 3211
U.S. +1 650 496 2717

Media:
Kristin Bhavnani
Head of Global Corporate Communications
Jazz Pharmaceuticals plc
CorporateAffairsMediaInfo@jazzpharma.com
Ireland +353 1 637 2141
U.S. +1 215 867 4948